                                ARIEL CORPORATION

                             STOCK OPTION AGREEMENT

         Agreement made this 21st day of December, 1998 between ARIEL CORPORATION, a Delaware corporation, (hereinafter called the "Corporation") and Jay Atlas, (hereinafter called the "Grantee").

         WHEREAS, the Corporation desires to provide the Grantee with an opportunity to acquire or increase his or her proprietary interest in the business of the Corporation and, through stock ownership, to possess an increased personal interest in its continued success and progress;

         NOW, THEREFORE, in consideration of the premises, the mutual covenants hereinafter set forth, and other good and valuable consideration, the Corporation and the Grantee agree as follows:

         1. Award of Option. The Corporation hereby awards to the Grantee, as a matter of separate inducement and agreement, and not in lieu of salary or any other compensation for services, options to purchase an aggregate of 361,500 shares of the Corporation's Common Stock on the terms and conditions hereinafter set forth, at the purchase price of $2.375 per share.

         2. Exercise of Option. The stock option granted pursuant to this Agreement is exercisable in installments in accordance with the following schedule, in which time periods are calculated from the date of this Agreement:

        Installments                 Exercisable After
        ------------                 -----------------
           39,500                    December 21, 1999

           39,500                    December 21, 2000

           39,500                    December 21, 2001

          243,000                    December 21, 2002

         The Grantee has the right to exercise the options with respect to the remaining 243,000 shares (the "2002 Shares") on December 21, 2002 or earlier, in part, if the following average common stock prices are achieved as measured by closing prices during any sixty (60) consecutive trading days on Nasdaq: 60, 750 shares @ $6 per share; 60,750 shares @ $9 per share; 60,750 shares @ $12 per share; and 60,750 shares at $15 per share.

         Such portion of the "2002 Shares" which meet the sixty (60) day minimum price requirement referred to above shall vest immediately; otherwise, the "2002 Shares" shall all vest on December 21, 2002.

         Such installments shall be cumulative, but each exercise must encompass at least one installment or one thousand shares, whichever is less. In the event the Grantee's exercise includes a fractional share, the Corporation will not be required to issue a fractional share but will pay the Grantee in cash the value of such fraction. All unexercised rights shall lapse and forever terminate after the expiration of ten years from the date of this Agreement.

         3. Termination of Employment. If the Grantee's employment with the Corporation or with a subsidiary of the Corporation is terminated, the term of any then outstanding option held by the Grantee shall extend for a period ending on the earlier of the date on which such option would otherwise expire or three months after such termination of employment, and such option shall be exercisable to the extent it was exercisable as of such last date of employment, except in the event the Corporation is acquired and the grantee's job is terminated as a result of corporate restructuring, the option shall remain in full force and effect. The representative of a deceased Grantee's estate or beneficiaries thereof to whom the option has been transferred shall have the right during the three-month period following his or her death to exercise any then outstanding option in whole or in part. Notwithstanding the foregoing, the specific provisions of Grantee's Employment Agreement of even date shall control all termination events as to vesting.

         4. Manner of Exercise. Full payment for the shares purchased shall be made at the time of any exercise of this Agreement. The purchase price shall be payable to the Corporation either (i) in United States dollars in cash or by check, bank draft, or postal or express money order, or (ii) through the delivery of shares of Stock of the Corporation owned by the Grantee for at least six months prior to the date of exercise having a Fair Market Value on the date of exercise equal to the full purchase price, or (iii) by a combination of (i) and (ii) above; provided, however, that no fractional share shall be accepted by the Corporation in partial payment of the purchase price of any Stock but the value of any such fractional interest shall be paid to the Corporation in the manner specified in (i) above.

         Subject to the terms and conditions hereof, the options shall be exercisable by notice to the Corporation on the form provided by the Corporation, a copy of which is attached hereto. In the event that the options are being exercised by any person or persons, other than the Grantee, the notice shall be accompanied by proof, satisfactory to the Corporation, of the right of such person or persons to exercise any right under this Agreement.

         5. Rights of Grantee. The grant of an option in any year shall give such Grantee neither any right to similar grants in future years nor any right to be retained as an employee of the Corporation or its subsidiaries, such employment being terminable to the same extent as if this Agreement were not in effect. The right and power of the Corporation or its subsidiaries to dismiss or discharge any participant is specifically and unqualifiedly unimpaired by this Agreement.

         Neither the Grantee nor any other person legally entitled to exercise any rights under this Agreement shall be entitled to any of the rights or privileges of a stockholder of the Corporation with respect to any shares which may be issuable upon any exercise pursuant to this Agreement, unless and until a certificate or certificates representing such shares will have been actually issued and delivered to the Grantee or such person.

         6. Non-Transferability of Option. Except as otherwise provided herein, an option and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any way, other than by will or the laws of descent and distribution, and an option shall be exercisable during the Grantee's lifetime only by the Grantee or his conservator.

         Neither the Grantee nor any other person legally entitled to exercise any rights under this Agreement shall be entitled to any of the rights or privileges of a stockholder of the Corporation with respect to any shares which may be issuable upon any exercise pursuant to this Agreement, unless and until a certificate or certificates representing such shares will have been actually issued and delivered to the Grantee or such person.

         7. Taxes and Withholding. All payments to a Grantee or to his legal representative shall be subject to any applicable tax, community property, or other statutes or regulations of the United States or of any state having jurisdiction thereof. The Grantee may be required to pay to the Corporation the amount of any withholding taxes which the Corporation is required to withhold with respect to a stock option or its exercise. In the event that such payment is not made when due, the Corporation shall have the right to deduct, to the extent permitted by law, from any payment of any kind otherwise due to such person all or part of the amount required to be withheld.

         8. Notices. Each notice to the Corporation relating to this Agreement shall be in writing and delivered in person or by registered mail to the Corporation at its office, 2540 Route 130, Cranbury, New Jersey 08512 to the attention of the General Counsel. All notices to the Grantee or other person then entitled to exercise any right pursuant to this Agreement shall be delivered to the Grantee or such other person or persons at the Grantee's address specified below or at such other address as the Grantee or such other person or persons at the Grantee's address specified below or at such other address as the Grantee or such other person may specify in writing to the Corporation by a notice delivered in accordance with this paragraph.

         9. Restriction on Shares. The Corporation's obligation to issue or deliver any certificate or certificates for shares of Stock under this option, and the transferability of shares acquired by the exercise of this option, shall be subject to all of the following conditions:

                  (a) Any registration or other qualification of such shares under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Corporation shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable.

                  (b) The obtaining of any other consent, approval, or permit from any state or federal governmental agency which the Corporation shall, in its absolute discretion upon the advice of counsel, determine to be necessary or advisable; and

                  (c) Each stock certificate issued pursuant to a Stock Option shall bear the following legend:

         "The transferability of this certificate and the shares of stock represented hereby are subject to restrictions, terms and conditions contained in an Agreement between the registered owner of such stock and Ariel Corporation. A copy of the Agreement is on file in the office of the Secretary of Ariel Corporation."

         10. Miscellaneous. This Agreement comprises the whole Agreement between the parties hereto. It may not be modified or terminated orally, and it shall be deemed to be a Delaware contract, subject to construction and enforcement in accordance with the laws of Delaware.

         This Agreement shall inure to the benefit of and be binding upon each successor of the Corporation and to the extent specifically provided herein shall inure to the benefit of and be binding upon the Grantee's heirs, legal representatives, and successors.

         IN WITNESS WHEREOF, this Agreement is executed by the Grantee and by the Corporation through its duly authorized officer or officers as of the day and year first above written.

                               GRANTOR:

                               ARIEL CORPORATION


                               By:_______________________________
                                      CEO


                               By:________________________________
                                      Secretary


                               GRANTEE:

                               ___________________________________
                               Full Name


                               ___________________________________
                               Mailing Address


                               ___________________________________


                               ___________________________________
                               Social Security No.

                         LETTER OF STOCK OPTION EXERCISE

CONFIDENTIAL
                                                Dated:______________________
ARIEL CORPORATION
2540 Route 130
Cranbury, New Jersey 08512

Attention:  General Counsel

Gentlemen:

         I wish to purchase the following number of shares of Common Stock pursuant to the option granted to me on December 21, 1998:

         Number of Non-Qualified Stock Option shares:_________________________

         The purchase price for these shares is $2.375 per share. My check payable to Ariel Corporation in the amount $___________ in payment of the purchase price is enclosed.* Please issue the stock certificate(s) for these shares in my name as follows:


                  _______________________________
                  Name**

                  _______________________________
                  Address

                  _______________________________


                  _______________________________
                  Social Security Number

                                        Sincerely yours,


                                        _________________________________
                                        Signature

                                        _________________________________
                                        Office/Home Telephone

*  If stock is used in payment, please contact the General Counsel's office at
(609) 860-2900.

** If you wish to have the shares issued in your name and that of another person jointly, we suggest that the following form be used: "(Your name) and (name of other person), as joint tenants with right of survivorship."